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                                                                    EXHIBIT 99.1

                              PATHMARK STORES, INC.
                                  RISK FACTORS

COMPETITION

   The supermarket business is highly competitive and is characterized by high inventory turnover and narrow profit margins. As a result, the Company's results of operations are sensitive to, and may be materially adversely impacted by, among other things, competitive pricing and promotional pressures, increasing interest rates and food price deflation. The Company's competitors are national and regional supermarkets, "warehouse" and "club" stores, drug stores, convenience stores, discount merchandisers and other local retailers in the market areas served. Competition with these outlets is based on price, sales promotions, quality and assortment, store location and format, advertising, hours of operation and store appeal. Some of these competitors may have greater financial resources and lower merchandise acquisition cost than Pathmark and there can be no assurance that Pathmark will be able to compete successfully in the future.

STORE EXPANSION

   A key to the Company's business strategy has been, and will continue to be, the expansion of total selling square footage of its operations. Although the Company expects cash flows generated from operations, supplemented by the unused borrowing capacity under its Exit Facility and the availability of capital lease financing, will be sufficient to fund its capital expansion program, there can be no assurance that sufficient funds will be available for the capital expansion program. In addition, the greater financial resources of some of our competitors against whom we vie for real estate sites could adversely affect our ability to open new stores. The inability to add new stores and increase the selling area of existing stores could adversely affect the Company's business and its ability to compete successfully.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD ADVERSELY AFFECT US

   Some of our senior executives are important to our success because they have been instrumental in identifying business opportunities and operating our business. If these members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.

RISKS RELATED TO GEOGRAPHIC CONCENTRATION

   The Company is mainly concentrated in the metropolitan areas of New York, New Jersey and Philadelphia. Competition from other grocery store chains, "warehouse" and "club" stores, convenience stores, discount merchandisers and other local retailers, changes in consumer preferences, or a general economic downturn in the region may adversely affect our sales which may lead to lower earnings or losses. This may also adversely affect the Company's future growth and expansion. Further, since the Company is concentrated in the densely populated metropolitan areas, future store expansion may be limited, which may adversely affect our future earnings.


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COMPETITIVE LABOR MARKET; INCREASING LABOR COSTS

The Company's continued success depends on its ability to attract and retain qualified personnel. The Company competes with other businesses in its markets with respect to attracting and retaining qualified employees. The labor market is currently very tight and the Company expects the tight labor market to continue. A shortage of qualified employees may require the Company to enhance its wage and benefits package in order to compete effectively in the hiring and retention of qualified employees. No assurance can be given that the Company's labor costs will not continue to increase, or that such increases can be recovered. Any significant failure of the Company to attract and retain qualified employees, to control its labor costs, or to recover any increased labor costs through increased prices could have a material adverse effect on the Company's business, financial condition and results of operations.



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